EXHIBIT  17.0

                               DOCUMENT IS COPIED


                                 GILBERT GERTNER
                          1000 UPTOWN PARK BLVD.  #232
                              HOUSTON, TEXAS 77056
                    PHONE:  713-960-1200  FAX:  713-960-1902


November 20, 2003



SHARP HOLDING CORPORATION
BOARD MEMBERS.
13231 CHAMPION FOREST DRIVE
SUITE 213
HOUSTON, TEXAS 77069

Re:  Resignation from the Board of Directors


Dear Mr. Sharp and Members of the Board:

I have thoroughly enjoyed serving on the board of this company, and now, effective immediately, I am resigning from the Board of Directors of Sharp Holding Corporation.


Sincerely,

/S/ GILBERT GERTNER
-------------------
Gilbert Gertner


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